Exhibit 10.4

2020 Executive Bonus Plan

Overview

This 2020 Executive Bonus Plan (“Plan”) specifies the terms and conditions under which eligible executive employees of PubMatic, Inc. and/or its subsidiaries (“Company” or “PubMatic”) may receive bonuses from the Company and how the Plan will be administered. This Plan states how bonuses are calculated, but it does not change your target bonus. Please read this entire document carefully, as important aspects of the Plan and your potential bonus are detailed in this document.

This Plan is for the plan year January 1, 2020 through December 31, 2020 (the “Plan Period”). The Company reserves the right to modify, extend, withdraw or terminate this Plan, prospectively, at any time.

Purpose of Plan

The purpose of the Plan is to reward executive employees for achieving defined objectives and financial targets, to help the Company achieve its overall goals, and to retain high-performing employees.

Plan Objectives

The primary objective of the Plan is to promote business success by:

•Creating a uniform plan for executives that is consistent with the market.
•Incenting executives to focus on Company targets and Individual Action Plans.
•Providing an opportunity to receive a bonus beyond current bonus targets, should the Company exceed performance targets.

Participants and Eligibility

An executive employee of the Company is eligible to participate in the Plan if the following eligibility criteria are met:

•You are one of the following executives of the Company: Chief Executive Officer; Chief Growth Officer; Chief Financial Officer; President, Engineering; Chief Technology Officer; Chief Commercial Officer; General Counsel; SVP, Product Management; SVP, Corporate Development & GM of Mobile; VP, Human Resources; Chief Marketing Officer, or any other position as determined by the Board of Directors of the Company or a designated committee thereto (the “Board”).
•The executive employee is not an eligible participant under any other bonus plan generally available to employees of PubMatic for the Plan Period; and
•The employee is employed in Good Standing by PubMatic in a regular, full-time position through the Bonus Payment Date, subject to applicable law.

Executive employees who are eligible to participate in the Plan are referred to herein as “Participants.” Each Participant must sign, date, and return a copy of this Plan to the Company before the Participant is eligible to receive any payments or benefits under the Plan, subject to applicable law.

Definitions

1H: The first half of a calendar year, meaning January 1 through June 30.

2H: The second half of a calendar year, meaning July 1 through December 31.

Adjusted Pre-Tax Net Income: Company’s earnings before income taxes and excluding stock-based compensation costs.

Bonus Payment Date: The date occurring after the close of the annual review process as approved by the Board, which date shall be the next scheduled payroll on or after March 15, 2020.

Bonus Pool: The total aggregate target bonus amount of all eligible Participants under this Plan as of the end of each half year. For an eligible Participant who works for less than entire half year, such Participant’s target bonus amount will be prorated based on the number of days worked during the Plan Period divided by the number of days in the half year.

Good Standing: This means that you have neither received any written warnings for misconduct, nor been placed on a performance improvement plan during the Plan Period.

Revenue (GAAP): The actual revenue recognized by the Company, as defined by generally accepted accounting principles (GAAP).

Bonus Target Amount

Please refer to your offer letter, promotion letter, employment contract, or similar documentation (“Employment Agreement”) for your bonus target, or contact Human Resources.

Criteria

A bonus may be paid to a Participant based on factors such as Company performance and continued employment with the Company in Good Standing through the Bonus Payment Date.

Plan Components and Weightings

The Plan consists of:

Financial Metric Component. The financial metric component of a Participant’s bonus will be weighted in the aggregate at 100%, and annual attainment will be measured based on the half-year Company performance targets and weightings specified in in Exhibit A.

Performance Based Adjustments to the Bonus Pool. The Adjusted Pre-Tax Net Income metric will be used to determine the half year adjustment to the Bonus Pool based on the targets specified in Exhibit B. Any adjustments to the Bonus Pool amount will be distributed on a prorated basis to all eligible Participants based on their respective bonus target amounts. This adjustment will occur after the calculation of the preliminary bonus amount detailed in the “Bonus Calculation” section below.

For example, if the Bonus Pool is $600k for 1H and a Participant has a $60,000 target bonus, the Participant’s preliminary bonus amount will be subject to 10.0% of any adjustment, positive or negative, to the Bonus Pool.

For each component of the Plan, a 50% weighting will apply to 1H 2020 and a 50% weighting will apply to 2H 2020.

Minimum Achievement

In order for any bonus payout to be earned for the year, the Financial Metric Component in the aggregate for the year must equal or exceed 80% of the target specified in Exhibit A hereto, prior to applying any multipliers.

Multipliers
Multipliers will be applied to achievement on financial metrics based on Company performance for each half-year.
The resulting percentage achievement, as applicable, will factor into the Participant’s bonus payout for the year per the table below.

Multipliers are calculated using the square method: multiplying the achievement against itself to come up with the final achievement. For example, an achievement of 110% would yield an achievement used for end of year calculation of 121% (110% x 110%= 121%).

Multiplier Table Example

Achievement in Aggregate	Multiplier	Final Achievement Result
80%	80%	64.0%
94%	94%	88.4%
95%	95%	90.3%
100%	100%	100.0%
110%	110%	121.0%
134%	134%	179.6%
185%	185%	342.3%

Bonus Calculation
The bonus calculation for each year is a two-step process. Bonus calculations are prorated for days worked in the Plan Period, subject to applicable law.
Steps
1.The financial metrics are calculated. If the weighted average is over the minimum achievement of 80% specified above, multipliers will be applied to the financial metric, which will be used to calculate the preliminary bonus amount.
2.For every $1 above the Adjusted Pre-Tax Net Income target specified in Exhibit B hereto, 7 cents will be added to the Bonus Pool. For every $1 below the Adjusted Pre-Tax Net Income Target, 7 cents will be removed from the Bonus Pool for 1H (this amount will be revised as part of the 2H planning process). Any adjustments to the Bonus Pool will be applied on a prorated basis to the preliminary bonus amount and a final bonus amount will be calculated.
Bonus calculation for each Participant, including any Bonus Pool adjustment, for each half is capped at 250% of the Participant’s target bonus. Bonus payouts are then prorated based on the number of days worked during the Plan Period divided by the number of days in Plan Period.

Bonus Calculation Example
Total Bonus Pool	$600,000
Participant’s Pro Rata Share of Bonus Pool	10.00%
Participant’s Target Bonus for Plan Period	$60,000
Participant’s Target Bonus for 1H (1/2 of annual)	$30,000
Participant’s Target Bonus for 2H (2/2 of annual)	$30,000

1H Metrics	Weight	Achievement	Notes
1H Revenue (GAAP) 1H Revenue (GAAP) w/ multiplier	100%	110.0% 121.0%	(110% x 110%)
1H Preliminary Bonus Payment Amount	$36,300		$30,000 x 121%
1H Bonus Pool
1H Adjusted Pre-Tax Net Income Target	$20,000,000
1H Adjusted Pre-Tax Net Income Actual	$25,000,000
Amount Above or Below Target (delta)	+$5,000,000
1H Bonus Pool Adjustment ($0.07 per $)	+$350,000
Participant’s Share (10% of Bonus Pool)	+$35,000
1H Total Payout	$71,300	1H Preliminary Bonus Payment Amount + 1H Participant’s Share of Pool

2H Metrics	Weight	Achievement	Notes
2H Revenue (GAAP) 2H Revenue (GAAP) w/ multiplier	100%	90.0% 81.0%	90% x 90%
2H Preliminary Bonus Payment Amount	$24,300		$30,000 x 81%
2H Bonus Pool
2H Adjusted Pre-Tax Net Income Target	$20,000,000
2H Adjusted Pre-Tax Net Income Actual	$17,000,000
Amount Above or Below Target (delta)	-$3,000,000
2H Bonus Pool Adjustment ($0.05 per $)	-$150,000		$0.05 used for illustration
Participant’s Share (10% of Bonus Pool)	-$15,000
2H Total Payout	$9,300	2H Preliminary Bonus Payment Amount + 2H Participant’s Share of Pool

Annual Total Payout (1H + 2H)	$80,600

Company-Approved Leaves of Absence

If a Participant goes on a Company-approved leave of absence in excess of thirty (30) days, the Company may revise the Participant’s targets on a pro-rated basis from thirty (30) days following the last day of work prior to leave and the first day of work upon return from leave. Bonuses for a Plan Period during which a Participant is on a Company-approved leave of absence will be prorated and will not accrue after thirty (30) days while the Participant is on leave, subject to applicable law.

Standards of Conduct

Any violation of the Company’s policies, including PubMatic’s code of conduct, may result in a negative penalty on eligibility to accrue and/or receive bonuses under this Plan, and may subject the Participant to disciplinary action, up to and including termination of employment.

Participants Who Become Ineligible or Who Are Terminated

If a Participant becomes ineligible to participate in the Plan because the Participant is transferred into a Company position that is not eligible to participate in this Plan, the Participant’s targets under this Plan will be pro-rated according to the last day of work under this Plan immediately prior to the transfer.

If a Participant becomes ineligible to participate in the Plan because the Participant’s employment with the Company terminates for any reason or the Participant is under notice of employment termination (whether given or received) prior to the applicable Bonus Payment Date (i.e., by voluntary resignation, involuntary termination, or death or otherwise), the Participant’s eligibility to earn any future bonus under this Plan shall cease on the Participant’s final day of employment, except to the extent prohibited by applicable law. To be clear, for a Participant to earn any bonus under this Plan, the Participant must be employed on the Bonus Payment Date, except as prohibited by law.

Overpayment of Bonuses

By signing the Plan, the Participant agrees to promptly repay the Company for any bonus overpayment made to the Participant (e.g., due to miscalculation, payroll errors), and agrees to authorize the Company to make deductions from the Participant’s earned wages and/or future bonus payments under the Plan, to recover any overpayments. In the event the Participant and the Company cannot agree on repayment terms, the Company reserves all its legal rights, including its right to initiate legal action to recover the overpayment and/or to deduct the overpayment from the Participant’s earned wages (including the Participant’s final paycheck) in accordance with applicable laws.

Company’s Rights

The Company reserves the right to accept and reject customers and proposed agreements with customers, to set and modify prices and discounts, and to otherwise make all decisions with respect to the Company’s business. No bonuses will be earned for any contracts not approved by, or otherwise rejected by, the Company for any reason.

Plan Administration

This Plan is authorized and administered by the Board, who has sole authority to interpret the Plan and to make or nullify any provision or procedure, as deemed necessary, for proper administration of the Plan. Unless otherwise prohibited by law, any determination by the Board regarding the Plan or any of its provisions or procedures shall be final and binding as to all affected Participants.

Plan Changes or Discontinuance

Except as limited by applicable law, the Company reserves the right to modify, discontinue, or otherwise change the Plan or any of its provisions at any time for any reason, including, without limitation, the right to modify or change a Participant’s weightings, targets/metrics, achievement criteria (including thresholds or caps for specific target achievement) or bonus payments to account, among other things, for Company financial performance, change in market conditions, client circumstances that are outside of Participant control, non-recurring charges, makegoods or other financial factors, as well as a Participant’s performance or failure to comply with the Company’s policies or procedures. Any such modification, discontinuance or change shall be made in a written document and provided to the affected Participant or Participants.

At-Will Employment

If Participant is an at-will employee, nothing in this Plan alters or modifies the at-will nature of a Participant’s employment with the Company, and the Participant and the Company have the right to terminate the at-will employment relationship at any time, with or without notice or cause, except as limited by applicable laws or the Participant’s Employment Agreement.

Governing Law

This Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

Signature

By signing below, you acknowledge that you have carefully read this document and understand its terms. Additionally, you agree that this document contains the entire agreement between you and the Company regarding your participation in a Company bonus plan for the Plan Period, and supersedes any and all other bonus plans or agreements or arrangements you have or may have had with the Company, including any such Company bonus plan covering the Company’s immediately prior fiscal year. To be clear, if you do not sign and return this Plan to the Company, you shall not be eligible to continue to receive bonus payments with regard to the Plan Period under the terms of any such prior bonus plans to which you have been subject.

If you are signing this document by electronic signature such as Adobe Sign: (i) you agree, and it is your intent, to sign this document and affirmation by electronic signature such as Adobe Sign and by electronically submitting this document to the Company; (ii) you understand that your signing and submitting this record/document in this fashion is the legal equivalent of having placed your handwritten signature on the submitted record/document and this affirmation; and (iii) you understand and agree that by electronically signing and submitting this record/document in this fashion, you are affirming to the truth of the information contained therein.

Participant:

By: ___________________________________________________________

Name: _________________________

Date: ____________________________________________

PubMatic:

_______________________________
Rajeev Goel, Co-Founder & CEO

Exhibit A-- 2020 Company Performance Metric Targets

Metric	Weight	1H 2020 Target	2H 2020 Target
Revenue (GAAP)	100%	$56.864M	$67.226M

Exhibit B – FY 2020 Adjusted Pre-Tax Net Income Achievement

Metric	1H 2020 Target	2H 2020 Target
Adjusted Pre-Tax Net Income	-$1.532M	$5,104M